Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	January 21, 2010

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE FOURTH QUARTER OF 2009

—Average Core Deposits Increased $267.1 Million—

—Net Interest Margin Increases to 4.79%—

—Credit Loss Reserve at 3.35% of Net Non-Covered Loans—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced a net loss for the fourth quarter of 2009 of $7.8 million, or $0.23 per diluted share, compared to net earnings of $2.7 million, or $0.08 per diluted share, for the third quarter of 2009.  The third and fourth quarters were impacted significantly by legacy portfolio credit loss provisions and credit-related transactions from the Affinity acquisition which are discussed further below.

Net loss for the year ended December 31, 2009 was $9.4 million, or $0.30 per diluted share, compared to a net loss of $728.1 million for 2008, or $26.81 per diluted share.  The 2008 goodwill write-off totaled $761.7 million; there was no such item in 2009.

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

FOURTH QUARTER RESULTS

In thousands, except per share data and percentages	Fourth Quarter 2009	Third Quarter 2009

Net earnings (loss)	$(7,780)	$2,725
Diluted earnings (loss) per share	$(0.23)	$0.08
Return on average assets	(0.56)%	0.22%
Return on average equity	(5.91)%	2.25%
Efficiency ratio	53.7%	37.1%
Net interest margin	4.79%	4.73%

At quarter end:
Allowance for credit losses to non-covered loans (1), net of unearned income	3.35%	3.15%
Equity-to-assets:
Consolidated Company	9.52%	9.45%
Pacific Western Bank	11.03%	10.85%
Tangible common equity ratios:
Consolidated Company	8.95%	8.85%
Pacific Western Bank	10.47%	10.26%

(1) Non-covered loans represent legacy Pacific Western Bank loans and exclude all loans acquired in the Affinity acquisition.

The decrease in net earnings between the third and fourth quarters was $10.5 million.  Net interest income increased $4.7 million after tax due largely to increased interest income from the Affinity acquisition.  The credit loss provision on the legacy loan portfolio decreased to $34.9 million ($20.2 million after tax) compared to $75.0 million ($43.5 million after tax) in the third quarter.  Fourth quarter Affinity-related credit costs of $3.9 million ($2.3 million after tax) include a credit loss provision, income from an increase in the FDIC loss sharing asset and other real estate owned costs.  Although there were no Affinity-related credit transactions in the third quarter, the third quarter includes the gain from the Affinity transaction of $67.0 million ($38.9 million after tax).

Matt Wagner, Chief Executive Officer, commented, “Credit remains volatile and we continue to aggressively manage performing and nonperforming loans.  During the fourth quarter, in addition to our focus on credit, we integrated the Affinity acquisition, both in terms of the branch network and establishing procedures and review mechanisms for covered loans.  We also continued to perform well on the deposit front, with over $83 million in core deposit growth during the fourth quarter.  For 2009, we had over $550 million in core deposit growth, and over $300 million of core deposit growth excluding the Affinity acquisition.”

Mr. Wagner continued, “Our portfolio of legacy and covered loans continues to generate significant interest income.  This, combined with our good deposit mix, generates substantial revenue that allows us to absorb credit loss provisions.  Although we remain cautious about the economic environment in which we operate, we are confident in the core strengths of our franchise.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Our fourth quarter showed the benefits of the Affinity acquisition which added approximately $13 million in revenue and $5 million in non-credit operating expenses.  Our strong balance sheet and revenue generating ability allows us to add meaningfully to our allowance for credit losses as needed.  We continue to perform well in this difficult economic environment with high levels of net interest income, strong capital levels in excess of the regulatory well-capitalized minimums, and with an appropriate allowance for credit losses.”

YEAR TO DATE RESULTS

	Year ended December 31,
In thousands, except per share data and percentages	2009	2008

Net loss	$(9,350)	$(728,065)
Diluted loss per share	$(0.30)	$(26.81)

Efficiency ratio	55.7%	371.7%
Net interest margin	4.79%	5.30%

The lower net loss for the year ended December 31, 2009 compared to the same period last year was due mostly to the $761.7 million goodwill write-off recorded in 2008.  When compared to 2008, the 2009 period shows lower net interest income ($1.9 million after tax), higher provision for credit losses ($66.2 million after tax), higher OREO costs ($12.2 million after tax) and higher FDIC insurance assessments ($3.4 million after tax) partially offset by the gain from the Affinity acquisition ($38.9 million after tax) and income from an increase in the FDIC loss sharing asset ($9.5 million after tax).  The gain from the Affinity acquisition reduced the 2009 efficiency ratio to 55.7% from 70.3%.  The goodwill write-off increased the 2008 efficiency ratio from 59.2% to 371.7%.

BALANCE SHEET CHANGES

Gross loans decreased $142.4 million during the fourth quarter, including a $115.8 million decrease in non-covered loans.  The legacy loan portfolio declined $283.1 million in 2009.  The legacy portfolio continues to decline as a result of repayments, charge-offs and the stagnant economy which causes both a low demand for loans and fewer acceptable lending opportunities.  The covered loan portfolio will also continue to decline from resolutions of problem assets.

Total deposits increased $47.0 million during the fourth quarter and $619.4 million for 2009.  Core deposits, which include noninterest-bearing demand, interest checking, savings and money market deposits, totaled $3.0 billion at December 31, 2009 and increased $83.3 million during the fourth quarter and $552.4 million for 2009.  During the fourth quarter we added $87.6 million in brokered deposits, net of maturities and used them together with excess liquidity to repay $185.0 million in Federal Home Loan Bank advances.  Brokered and acquired money desk deposits totaled $111.1 million at December 31, 2009.  Noninterest-bearing demand deposits totaled $1.3 billion and represented 32% of total deposits at year end.

COVERED ASSETS

As part of the Affinity acquisition on August 28, 2009, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of losses on loans, other real estate owned and certain investment securities incurred after the acquisition date.  A summary of the covered assets at December 31, 2009 and September 30, 2009 are shown in the following table.

	Balance as of
Covered Assets	December 31, 2009	September 30, 2009
	(Dollars in thousands)
Loans, net	$621,686	$666,312
Investment securities	52,125	54,499
Other real estate owned	27,688	26,778
Total covered assets	$701,499	$747,589

NET INTEREST INCOME

Net interest income was $62.3 million for the fourth quarter of 2009 compared to $54.2 million for the third quarter.  The $8.1 million net increase is largely from interest income on higher average loan and investment balances.  Overall deposit interest expense declined $279,000 during the fourth quarter; interest on time deposits declined $753,000 due mostly to lower offering rates while interest on demand, money market and savings increased $474,000 due mostly to higher average balances.  Borrowing costs increased $311,000 due mainly to higher average balances.

Net interest income decreased $3.3 million for 2009 compared to 2008.  The decrease is due mostly to reduced loan interest income from lower yields.  Loan yields are down year-over-year due to the higher level of nonaccrual loans coupled with the lower level of market interest rates.  The decline in market interest rates also contributed to lower interest expense.

NET INTEREST MARGIN

Our net interest margin for the fourth quarter of 2009 was 4.79%, an increase of 6 basis points when compared to the third quarter of 2009 net interest margin of 4.73%.  The yield on average loans was 6.29% for the fourth quarter of 2009 compared to 6.20% for the third quarter.  Net reversals of interest income on nonaccrual loans negatively impacted the fourth quarter’s net interest margin by 7 basis points and loan yield by 8 basis points.

Deposit pricing and improved deposit mix led to a 25 basis point decrease in the cost of interest-bearing deposits to 1.06% for the fourth quarter and a 13 basis point decrease in our all-in deposit cost to 0.72%.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 32% of average total deposits during the fourth quarter of 2009.  Average core deposits increased $267.1 million for the linked quarters.  The overall cost of interest-bearing liabilities was 1.44% for the fourth quarter of 2009, down 28 basis points from the third quarter due mostly to lower time deposit costs.

The net interest margin for 2009 was 4.79%, a decrease of 51 basis points when compared to 2008.  The decrease is due mostly to increased nonaccrual loans and lower market interest rates.

NONINTEREST INCOME

Noninterest income for the fourth quarter of 2009 totaled $21.8 million compared to $72.6 million in the third quarter of 2009.  During the third quarter of 2009, the Company recorded a $67.0 million gain from the Affinity acquisition; there was no such gain in the fourth quarter.  Fourth quarter noninterest income includes $16.3 million from an increase in the FDIC loss sharing asset due to credit deterioration on covered loans and OREO subsequent to the acquisition date. Such income mostly represents the FDIC’s share of the current period’s credit loss provision on covered loans and writedowns on covered OREO under the terms of the loss sharing agreement.

Noninterest income increased $81.5 million for 2009 compared to the amount earned in 2008 due mostly to the 2009 gain from the Affinity acquisition coupled with the other income of $16.3 million related to the loss-sharing arrangement with the FDIC on covered assets.

NONINTEREST EXPENSE

Noninterest expense decreased $1.9 million to $45.2 million in the fourth quarter of 2009 from $47.1 million in the third quarter.  Such decrease is due mostly to the combination of lower OREO costs and a full quarter’s costs from the acquired Affinity Bank operations.  The fourth quarter OREO expenses include holding costs of $1.0 million, carrying value write-downs and loss provisions of $4.1 million and net realized gains on sales of $12,000.  Other expense includes a $481,000 penalty related to the early repayment of $85 million in acquired FHLB advances.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $1.9 million for the fourth quarter of 2009, $2.2 million for the third quarter of 2009 and $8.2 million for the year ended December 31, 2009.  Intangible asset amortization totaled $2.4 million for the fourth quarter of 2009, $2.6 million for the third quarter of 2009 and $9.5 million for the year ended December 31, 2009.

Noninterest expense decreased $726.7 million year over year due mostly to the $761.7 million goodwill write-off in 2008.  The remaining $35.0 million increase in noninterest expense is due to higher OREO costs of $21.1 million, higher deposit insurance costs of $5.8 million and higher compensation costs of $6.0 million.  The increased deposit insurance costs relate to higher FDIC deposit insurance premiums, including the cost to participate in the Temporary Liquidity Guarantee Program, and the second quarter of 2009 special FDIC deposit insurance assessment.  Compensation costs increased year-over-year due to increased staff levels from the Affinity acquisition and higher compensation expense on restricted stock awards.

TAXES

The effective tax rate for the fourth quarter of 2009 was 44.3% compared to 42.9% for the third quarter of 2009.  The increase in the effective tax rate for the forth quarter compared to the third quarter is due to changes in estimates for certain non-deductible expenses.  The Company’s blended Federal and State statutory rate is 42.0%.

CREDIT QUALITY

Our loan portfolio, including both non-covered and covered loans, continues to experience pressure from adverse economic trends in Southern California and other areas where our borrowers and collateral are located, which we expect will continue during 2010.

Provision for Credit Losses

The fourth quarter provision for credit losses totaled $52.9 million and is composed of $34.9 million on the legacy portfolio and $18.0 million on the covered loan portfolio.  The provision on the legacy portfolio is generated by our methodology and reflects the levels of net charge-offs and adversely classified loans.  The provision on the covered loan portfolio reflects an increase in the covered loan allowance for credit losses and results from further credit deterioration since the acquisition date.

Net charge-offs on non-covered legacy loans totaled $31.2 million in both the third and fourth quarters of 2009.  These elevated charge-offs reflect the aggressive actions we are taking in promptly identifying and resolving problem credits.

The allowance for credit losses on the legacy portfolio totaled $124.3 million at December 31, 2009, and represented 3.35% of the non-covered legacy loan balances at that date.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and non-covered OREO and totaled $283.4 million at the end of December compared to $232.8 million at the end of September. The ratio of non-covered nonperforming assets to non-covered loans and non-covered OREO increased to 7.56% at December 31, 2009 from 6.03% at September 30, 2009.  The increase in non-covered nonperforming assets is primarily due to higher non-covered nonaccrual loans.

The types and balances of non-covered loans included in the categories of nonaccrual and accruing loans past due between 30 and 89 days at December 31, 2009 and September 30, 2009 follow:

	Nonaccrual loans (1)				Accruing and over 30 days past due (1)
	December 31, 2009		September 30, 2009		December 31,	September 30,
	As a % of		As a % of		2009	2009
Loan category	loan category	Balance	loan category	Balance	Balance	Balance
	(Dollars in thousands)

SBA 504	20.1%	$22,849	22.0%	$26,945	$1,603	$1,112
SBA 7(a) and Express	28.7%	12,095	24.6%	9,929	1,487	32
Residential construction	16.3%	17,017	33.0%	38,709	—	—
Commercial real estate	4.2%	88,869	2.7%	58,432	1,109	6,234
Commercial construction	11.9%	26,393	6.6%	14,713	1,032	2,770
Commercial	0.7%	5,064	0.5%	3,952	2,592	3,237
Commercial land	15.6%	9,113	1.6%	898	—	8,592
Residential other	16.7%	19,621	17.0%	20,795	178	1,092
Residential land	68.2%	37,107	20.7%	17,219	—	308
Residential multifamily	1.9%	1,579	1.8%	1,795	—	1,292
Other, including foreign	0.7%	460	0.3%	231	492	243
	6.5%	$240,167	5.1%	$193,618	$8,493	$24,912

(1) Excludes covered loans acquired in the Affinity acquisition.

The $46.5 million net increase in nonaccrual loans during the fourth quarter is composed of additions of $120.4 million, reductions, payoffs and returns to accrual status of $32.2 million, charge-offs of $27.6 million, and foreclosures of $14.1 million. The additions to nonaccrual loans include six hotel loans totaling $25.7 million, two retail mall loans totaling $19.4 million, two loans totaling $30.6 million on undeveloped land, and a $12.7 million construction loan on a recently completed office building.  Reductions include the sale of a note on a residential condominium project for $11.5 million.

The most significant loans which have remained on nonaccrual status during the fourth quarter include a $13.1 million residential loan for an 85 lot in-fill development south of Los Angeles, a loan on a golf course in our Desert Region for $14.7 million, three loans on operating hotels totaling $10.0 million, and a $17.7 million “residential other” loan secured by five exclusive residential properties in San Diego.  Subsequent to December 31, 2009, the golf course loan was foreclosed and is currently in other real estate owned.

Included in the non-covered nonaccrual loans at the end of December are $34.9 million of SBA related loans representing 15% of total non-covered nonaccrual loans at that date.  The SBA 504 loans are secured by first trust deeds on owner-occupied commercial real estate with loan-to-value ratios of generally 50% or less at the time of origination.  SBA 7(a) loans are secured by borrowers’ real estate and/or business assets and are covered by an SBA guarantee of up to 85% of the loan amount.  The SBA guaranteed portion on the 7(a) and Express loans shown above is $10.3 million.  At December 31, 2009, the SBA loan portfolio totaled $157.2 million and was composed of $114.9 million in SBA 504 loans and $42.3 million in SBA 7(a) and Express loans.

The details of non-covered OREO as of December 31, 2009 and September 30, 2009 follow:

	Balance as of
Property Type	December 31, 2009	September 30, 2009
	(Dollars in thousands)

Improved residential land	$7,514	$3,009
Commercial real estate	28,478	27,863
Residential condominiums	—	2,418
Single family residences	7,263	5,920
Total	$43,255	$39,210

Our exposure to non-covered nonowner-occupied residential construction loans was reduced by $28.3 million during the fourth quarter to $159.7 million at the end of December.  The reduction was due mostly to $14.0 million in payoffs, the sale of an $11.5 million note on a residential condominium project and $9.4 million in foreclosures offset by $6.6 million in new loans.

The details of the non-covered nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of December 31, 2009			As of September 30, 2009
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$52,458	16	$3,279	$60,651
Residential nonowner-occupied single family	30,103	17	1,771	52,204
Unimproved residential land	39,003	13	3,000	39,748
Residential multifamily	38,130	7	5,447	35,423
	$159,694	53	$3,013	$188,026

Our largest non-covered loan portfolio concentration is the real estate mortgage category, which includes loans secured by commercial and residential real estate.  The following table presents our non-covered real estate mortgage loan portfolio as of the dates indicated.

Loan Category	At December 31, 2009	At September 30, 2009
	(Dollars in thousands)
Commercial real estate mortgage
100% owner-occupied	$377,057	$383,213
Hotels and other hospitality	257,489	278,489
Retail	479,370	478,566
Nonowner-occupied office building, industrial and warehouse facilities	1,079,525	1,117,649
Total commercial real estate mortgage	2,193,441	2,257,917

Residential real estate mortgage:
Multi-family	105,276	107,842
Single family owner-occupied	84,591	92,227
Single family nonowner-occupied	40,405	42,534
Total residential real estate mortgage	230,272	242,603
Total real estate mortgage	$2,423,713	$2,500,520

Covered Loans and Other Real Estate Owned

As part of the Affinity acquisition that occurred on August 28, 2009, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of losses on loans, other real estate owned and certain investment securities incurred after the acquisition date.  The carrying value of loans that would normally be considered nonaccrual except for the accounting requirements regarding purchased impaired loans and other real estate owned covered by the loss sharing agreement (“covered nonaccrual loans” and “covered OREO”; collectively, “covered nonperforming assets”) at December 31, 2009 follows:

Covered Nonperforming Assets	At December 31, 2009
(Dollars in thousands)
Covered nonaccrual loans	$87,653
Covered OREO	27,688
Total covered nonperforming assets	$115,341

STOCKHOLDERS’ EQUITY

On December 22, 2009, PacWest Bancorp filed a registration statement with the SEC to offer to sell, from time to time, shares of common stock, preferred stock, and other equity-linked securities for an aggregate initial offering price of up to $350 million.  The registration statement was declared effective on January 8, 2010.  Proceeds from any offering under this registration statement are anticipated to be used to fund future acquisitions of banks and financial institutions and for general corporate purposes.

EARNINGS PER SHARE

New accounting guidance adopted on January 1, 2009 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of such nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. All of our unvested restricted stock participates with common stockholders in dividends declared and paid by the Company.  Application of the guidance generally results in a reduction of net earnings available to common stockholders and lower earnings per share when compared to the previous requirements.  The effect of the application of the guidance on both basic and diluted earnings per share for the fourth quarter of 2008 was a reduction of $0.01 to $0.34 from $0.35.   The effect on the net loss per share for the year ended December 31, 2008 was an increase of $0.02 to $26.81 from $26.79.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $5.3 billion in assets as of December 31, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 68 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo and Ventura Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangement and other adjustments related to the Affinity Bank acquisition; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq and Afghanistan; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	September 30	December 31,
	2009	2009	2008
	(In thousands, except share data)
Assets:
Cash and due from banks	$93,915	$98,910	$100,925
Federal funds sold	—	—	165
Total cash and cash equivalents	93,915	98,910	101,090

Interest-bearing deposits in financial institutions	117,133	199,899	58,780

Federal Home Loan Bank stock, at cost	50,429	50,429	33,782
Securities available-for-sale, at estimated fair value	423,700	362,056	121,577
Total securities	474,129	412,485	155,359

Non-covered loans, net of unearned income	3,707,383	3,822,685	3,987,891
Allowance for loan losses	(118,717)	(114,575)	(63,519)
Non-covered loans, net	3,588,666	3,708,110	3,924,372
Covered loans, net	621,686	666,312	—
Total loans	4,210,352	4,374,422	3,924,372

Premises and equipment	22,546	23,118	24,675

Non-covered other real estate owned, net	43,255	39,210	41,310
Covered other real estate owned, net	27,688	26,778	—
Total other real estate owned	70,943	65,988	41,310

Intangible assets	33,296	35,651	39,922
Cash surrender value of life insurance	66,149	65,646	70,588
FDIC loss sharing asset	112,817	107,718	—
Other assets	122,799	95,761	79,406
Total assets	$5,324,079	$5,479,598	$4,495,502

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,302,974	$1,271,197	$1,165,485
Interest-bearing deposits	2,791,595	2,776,390	2,309,730
Total deposits	4,094,569	4,047,587	3,475,215

Accrued interest payable and other liabilities	50,174	49,195	64,567
Borrowings	542,763	735,419	450,000
Subordinated debentures	129,798	129,848	129,994
Total liabilities	4,817,304	4,962,049	4,119,776

Stockholders’ Equity	506,775	517,549	375,726
Total Liabilities and Stockholders’ Equity	$5,324,079	$5,479,598	$4,495,502

Shares outstanding (including 1,095,417 shares at December 31, 2009, 1,186,868 shares at September 30, 2009, and 1,309,586 shares at December 31, 2008, underlying unvested stock awards)	35,015,322	35,022,552	28,516,106

Tangible book value per share	$13.52	$13.76	$11.78
Book value per share	$14.47	$14.78	$13.18

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

				Year Ended
	Quarters Ended			December 31,
	12/31/09	9/30/09	12/31/08	2009	2008
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$70,331	$64,658	$66,507	$258,499	$280,408
Interest on federal funds sold	—	—	75	—	161
Interest on time deposits in other financial institutions	197	111	176	406	182
Interest on investment securities	5,041	2,741	1,707	10,969	7,077
Total interest income	75,569	67,510	68,465	269,874	287,828

Interest expense:
Interest expense on deposits	7,475	7,754	11,416	31,916	41,157
Interest expense on borrowings	4,300	3,989	4,217	15,497	18,742
Interest expense on subordinated debentures	1,467	1,530	2,107	6,415	8,597
Total interest expense	13,242	13,273	17,740	53,828	68,496
Net interest income before provision for credit losses	62,327	54,237	50,725	216,046	219,332
Provision for credit losses	52,900	75,000	8,800	159,900	45,800
Net interest income (loss) after provision for credit losses	9,427	(20,763)	41,925	56,146	173,532

Noninterest income:
Service charges on deposit accounts	2,890	2,960	3,420	12,008	13,014
Other commissions and fees	1,799	1,721	2,062	6,951	7,277
Loss on sale of loans	—	—	—	—	(303)
Gain on sale of securities, net	—	—	—	—	81
Increase in cash surrender value of life insurance	375	371	584	1,579	2,420
Increase in FDIC loss sharing asset	16,314	—	—	16,314	—
Other income	450	584	476	2,066	1,938
Gain from Affinity acquisition	—	66,989	—	66,989	—
Total noninterest income	21,828	72,625	6,542	105,907	24,427

Noninterest expense:
Compensation	20,320	20,128	15,088	78,173	72,185
Occupancy	7,100	6,435	6,410	26,383	24,531
Data processing	1,831	1,810	1,590	6,946	6,232
Other professional services	2,047	1,857	1,688	6,914	6,540
Business development	663	528	789	2,541	3,044
Communications	789	762	766	2,932	3,151
Insurance and assessments	1,826	2,010	1,148	9,305	3,523
Other real estate owned, net	4,953	8,141	748	23,322	2,218
Intangible asset amortization	2,355	2,578	2,332	9,547	9,620
Reorganization and lease charges	—	—	—	1,215	258
Legal settlement	—	—	—	—	780
Goodwill write-off	—	—	—	—	761,701
Other	3,329	2,842	3,260	11,926	12,152
Total noninterest expense	45,213	47,091	33,819	179,204	905,935
Earnings (loss) before income taxes	(13,958)	4,771	14,648	(17,151)	(707,976)
Income taxes	(6,178)	2,046	5,027	(7,801)	20,089
Net earnings (loss)	$(7,780)	$2,725	$9,621	$(9,350)	$(728,065)

Per share information
Basic earning (loss) per share	$(0.23)	$0.08	$0.34	$(0.30)	$(26.81)
Diluted earning (loss) per share	$(0.23)	$0.08	$0.34	$(0.30)	$(26.81)

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Year Ended
	12/31/09	9/30/09	12/31/08	12/31/09	12/31/08
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$4,439,586	$4,140,220	$3,952,872	$4,111,379	$3,958,963
Investment securities	421,647	262,816	142,494	258,160	142,258
Federal funds sold	279	4	29,702	135	11,064
Interest-bearing deposits in financial institutions	298,073	150,358	104,800	144,216	26,564
Average earning assets	5,159,585	4,553,398	4,229,868	4,513,890	4,138,849
Other assets	373,570	304,817	274,687	309,827	578,463
Average total assets	$5,533,155	$4,858,215	$4,504,555	$4,823,717	$4,717,312

Average Liabilities and Stockholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,318,819	$1,274,968	$1,208,085	$1,245,512	$1,242,557

Interest checking	438,242	402,503	338,434	390,605	358,308
Money market accounts	1,188,939	1,001,609	858,971	981,901	1,007,112
Savings	111,374	111,184	117,278	114,933	105,938
Time deposits	1,064,596	841,001	899,264	874,786	561,288
Interest-bearing deposits	2,803,151	2,356,297	2,213,947	2,362,225	2,032,646
Average deposits	4,121,970	3,631,265	3,422,032	3,607,737	3,275,203
Subordinated debentures	129,829	129,876	130,025	129,901	132,010
Borrowings	706,013	567,320	536,370	550,888	578,783
Other liabilities	52,846	44,117	38,919	50,043	46,270
Average liabilities	5,010,658	4,372,578	4,127,346	4,338,569	4,032,266
Average equity	522,497	485,637	377,209	485,148	685,046
Average liabilities and stockholders’ equity	$5,533,155	$4,858,215	$4,504,555	$4,823,717	$4,717,312

Yield Analysis:
Average earning assets	$5,159,585	$4,553,398	$4,229,868	$4,513,890	$4,138,849
Yield	5.81%	5.88%	6.44%	5.98%	6.95%
Average interest-bearing deposits	$2,803,151	$2,356,297	$2,213,947	$2,362,225	$2,032,646
Cost	1.06%	1.31%	2.05%	1.35%	2.02%
Average deposits	$4,121,970	$3,631,265	$3,422,032	$3,607,737	$3,275,203
Cost	0.72%	0.85%	1.33%	0.88%	1.26%
Average interest-bearing liabilities	$3,638,993	$3,053,493	$2,880,342	$3,043,014	$2,743,439
Cost	1.44%	1.72%	2.45%	1.77%	2.50%
Average subordinated debentures	$129,829	$129,876	$130,025	$129,901	$132,010
Cost	4.48%	4.67%	6.45%	4.94%	6.51%
Average borrowings	$706,013	$567,320	$536,370	$550,888	$578,783
Cost	2.42%	2.79%	3.13%	2.81%	3.24%
Average interest sensitive liabilities	$4,957,812	$4,328,461	$4,088,427	$4,288,526	$3,985,996
Cost	1.06%	1.22%	1.73%	1.26%	1.72%

Interest spread	4.37%	4.16%	3.99%	4.21%	4.46%
Net interest margin	4.79%	4.73%	4.77%	4.79%	5.30%

DEPOSITS (unaudited)

	As of the Dates Indicated
	12/31/09	9/30/09	12/31/08
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,302,974	$1,271,197	$1,165,485
Interest checking	439,694	432,273	342,241
Total transaction accounts	1,742,668	1,703,470	1,507,726
Non-transaction accounts:
Money market	1,171,386	1,124,511	837,873
Savings	108,569	111,365	124,603
Time deposits under $100,000	505,130	489,580	611,083
Time deposits over $100,000	566,816	618,661	393,930
Total non-transaction accounts	2,351,901	2,344,117	1,967,489
Total deposits	$4,094,569	$4,047,587	$3,475,215

Core deposits (1)	$3,022,623	$2,939,346	$2,470,202

(1) Includes noninterest-bearing demand, interest checking, savings and money market deposits.

LOAN CONCENTRATION (unaudited)

Legacy Pacific Western Bank Loans

	As of the Dates Indicated
	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$781,003	$774,755	$776,060	$779,971	$845,410
Real estate-construction	440,286	480,119	544,889	583,709	579,884
Commercial real estate-mortgage	2,423,712	2,500,520	2,511,292	2,482,790	2,473,089
Consumer	32,138	33,011	35,150	38,615	44,938
Foreign:
Commercial	34,524	38,964	42,672	44,955	50,918
Other	1,719	1,763	1,722	2,126	2,245
Total gross non-covered loans	$3,713,382	$3,829,132	$3,911,785	$3,932,166	$3,996,484

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,
NONPERFORMING ASSETS AND CREDIT QUALITY
MEASURES FOR NON-COVERED LOANS (Unaudited)

	As of the dates indicated:
	12/31/09	9/30/09	12/31/08
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES (1):
Allowance for loan losses	$118,717	$114,575	$63,519
Reserve for unfunded loan commitments	5,561	6,011	5,271
Allowance for credit losses for non-covered loans	$124,278	$120,586	$68,790

NONPERFORMING ASSETS (2):
Nonaccrual loans	$240,167	$193,618	$63,470
Other real estate owned	43,255	39,210	41,310
Total nonperforming assets	$283,422	$232,828	$104,780

Allowance for credit losses to loans, net of unearned income	3.35%	3.15%	1.72%
Allowance for credit losses to nonaccrual loans	51.75%	62.28%	108.4%
Nonperforming assets to total loans and other real estate owned	7.56%	6.03%	2.60%
Nonaccrual loans to total loans	6.48%	5.06%	1.59%

(1) Applies only to legacy Pacific Western Bank loans.

(2) Excludes covered nonperforming assets acquired in the Affinity acquisition.

ALLOWANCE FOR CREDIT LOSSES
ROLLFORWARD AND NET CHARGE-OFF
MEASUREMENT FOR NON-COVERED LOANS (1)
(unaudited)

	As of or for the:
	Quarter Ended	Year Ended
	12/31/09	12/31/09	12/31/08
	(Dollars in thousands)
Balance at beginning of period	$120,586	$68,790	$61,028
Non-covered Loans charged-off:
Commercial	(3,936)	(11,982)	(7,664)
Real estate-construction	(5,989)	(28,542)	(24,998)
Real estate-mortgage	(21,865)	(46,047)	(2,617)
Consumer	(48)	(1,180)	(3,947)
Foreign	—	(368)	(349)
Total loans charged-off	(31,838)	(88,119)	(39,575)

Recoveries on non-covered loans charged-off:
Commercial	126	548	971
Real estate-construction	453	461	88
Real estate-mortgage	37	503	412
Consumer	14	151	47
Foreign	—	44	19
Total recoveries on loans charged-off	630	1,707	1,537
Net charge-offs	(31,208)	(86,412)	(38,038)
Provision for credit losses	34,900	141,900	45,800
Balance at end of period	$124,278	$124,278	$68,790

Annualized net charge-offs to average non-covered loans	3.26%	2.22%	0.96%

(1) Applies only to legacy Pacific Western Bank loans.

This press release contains certain non-GAAP financial disclosures for tangible capital.The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

	As of the dates indicated:
In thousands, except per share data and percentages	12/31/09	09/30/09	12/31/08

End of period assets	$5,324,079	$5,479,598	$4,495,502
Intangibles	33,296	35,651	39,922
End of period tangible assets	$5,290,783	$5,443,947	$4,455,580

End of period equity	$506,775	$517,549	$375,726
Intangibles	33,296	35,651	39,922
End of period tangible equity	$473,479	$481,898	$335,804

Equity to assets ratio	9.52%	9.45%	8.36%
Tangible common equity ratio	8.95%	8.85%	7.54%

Pacific Western Bank
End of period assets	$5,313,750	$5,469,398	$4,488,680
Intangibles	33,296	35,651	39,922
End of period tangible assets	$5,280,454	$5,433,747	$4,448,758

End of period equity	$585,940	$593,199	$494,858
Intangibles	33,296	35,651	39,922
End of period tangible equity	$552,644	$557,548	$454,936

Equity-to-assets	11.03%	10.85%	11.02%
Tangible common equity ratio	10.47%	10.26%	10.23%

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021